Exhibit 99.1

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FOR IMMEDIATE RELEASE
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Date:    July 24,  2003
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Contact: Leigh J. Abrams, President and CEO                    DREW
-------------------------------------------------     INDUSTRIES INCORPORATED
Phone:   (914) 428-9098     Fax: (914) 428-4581
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E Mail:  Drew@drewindustries.com
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                        DREW INDUSTRIES REPORTS IMPROVED
                             SECOND-QUARTER RESULTS
              RV segment gains drive increases in sales, net income

WHITE PLAINS, NEW YORK - JULY 24, 2003 - Drew Industries Incorporated (AMEX: DW) today announced improved operating results for the second quarter ended June 30, 2003, highlighted by increased profitability and market share gains in the recreational vehicle segment.

The White Plains, N.Y.-based supplier of RV and manufactured housing components, reported net sales increased four percent to $89.4 million in the second quarter of 2003, compared with net sales of $85.7 million in the second quarter of 2002. Net income improved 12 percent to $5.3 million, or $.52 per diluted share, in the 2003 second quarter, compared with net income of $4.8 million, or $.48 per share, in the same period last year.

For the first six months of 2003, Drew reported that net income rose to $8.6 million, or $.84 per diluted share, on net sales of $170.2 million, compared to a net loss of $21.8 million, or $2.19 per share, on net sales of $157.9 million during the first six months of 2002. The 2002 six-month results include a charge of $30.1 million, or $3.03 per diluted share, for impairment of goodwill. Income from continuing operations for the first six months of 2003 was approximately the same as during the first six months of 2002.

"We are pleased with Drew's results through the first half of 2003, particularly the improvements we showed in the second quarter," said Leigh J. Abrams, President and CEO of Drew Industries. "We have continued to gain market share and report improved results despite the continued downturn in the manufactured housing industry because we offer customers an expansive product line and highly responsive service. Additionally, our company-wide efforts to improve productivity and reduce operating costs as a percentage of sales have yielded improved margins and profitability this quarter."

Gross margin improved to 25.6 percent of sales in the second quarter of 2003, versus 25.1 percent in the same period a year ago. Company-wide efforts to manage selling, general and administrative costs helped Drew reduce consolidated operating expenses as a percentage of sales compared with the year-ago period. Higher sales, improved gross margin and efforts to manage operating expenses resulted in an 11.6 percent increase in operating profit versus the 2002 second quarter. Consolidated operating profit increased to $9.6 million in the 2003 second quarter, an improvement of $1 million over the same period last year.

Recreational Vehicle Products Segment

Drew's recreational vehicle (RV) products segment continued to outperform the RV industry by achieving a 26 percent increase in net sales during the second quarter of 2003, compared to a four percent decrease in industry-wide shipments of RVs in April and May, the only two months for which industry statistics are available. Industry-wide shipments of travel trailers and fifth wheel RVs, Drew's primary RV markets, increased an aggregate of four percent in April and May. Net sales increased throughout Drew's RV product lines, highlighted by an 81 percent increase in sales of RV slide-out mechanisms and power units.


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DREW INDUSTRIES / Page 2


Drew reported that RV segment operating profits rose 70 percent to $6.9 million in the second quarter of 2003. Segment operating margins improved to 12.4 percent of sales, from 9.2 percent in the second quarter of last year. Improved operating results at several of the Company's facilities, especially those in Rialto, Calif., and Goshen and Middlebury, Ind., contributed significantly to the increased profitability of Drew's RV segment.

Mr. Abrams said: "Our RV segment continues to grow despite some softening in the industry this year. Acquisitions we have made in recent years have allowed us to expand our product line and better serve our customers. Additionally, the trend toward greater use of slide-outs is continuing, which has spurred sales and improved profitability at our Lippert Components division. The long-term demographic trends for the RV industry are excellent, and we remain confident in our ability to continue outperforming the industry throughout 2003."

Drew said the RV segment accounted for $55.5 million, or 62 percent, of the Company's sales, and $6.9 million, or 64 percent, of consolidated segment operating profit during the second quarter of 2003.

Manufactured Housing Products Segment

Drew's manufactured housing (MH) products segment continues to be hampered by the prolonged slump in the industry. Net sales by the Company's MH segment declined 18 percent, to $34.0 million in the current quarter. This was better than the industry-wide 27 percent decline in production in April and May, the only two months for which industry statistics are available. Though Drew's MH segment has remained profitable in every quarter through this slump, higher insurance costs and lower sales volume caused segment-operating profit to decline from 13.2 percent of sales in the second quarter of 2002, to 11.6 percent of sales in the same period this year.

"The manufactured housing industry continues to be plagued by repossessions and tight credit, and those factors are weighing on Drew's MH segment. However, our MH segment has remained profitable throughout this period, and steel prices have decreased recently from the high levels of last year, easing the burden on our costs," said Abrams. "We believe the quality of manufactured homes and the cost advantages over site-built homes will lead to greater demand for these homes over time. The long-term outlook for the industry, as well as Drew's MH segment, remains strong, emphasized by the recent interest of Warren Buffett of Berkshire Hathaway and others in the financial community in this industry."

Balance Sheet/Other

Drew reported that operating cash flow and the Company's asset management efforts enabled the Company to reduce its debt by $11.6 million since the end of the first quarter of 2003. Drew currently has no borrowings under its $30 million line of credit, despite making a scheduled payment of $8 million on its Senior Notes earlier this year, and expending $4 million for the acquisition of LTM Manufacturing in July 2003.

Drew also reported that its efforts to manage working capital resulted in a decrease in inventories, which were $5.3 million lower than at December 31, 2002. Accounts receivable remain current and continue to be collected quickly, with less than 21 days sales outstanding at the end of the quarter. Capital expenditures were $2.8 million for the six months, and are expected to be approximately $7.5 million for the year. Depreciation and amortization was $3.9 million for the six months and is expected to total approximately $8.2 million for the year.

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DREW INDUSTRIES / Page 3


"We are pleased that Drew's long track record of profitable quarters continues, and we look forward to continuing our momentum throughout the coming quarters," said Abrams. "Our acquisition of LTM last week brings several complementary RV products to our Lippert Components subsidiary. LTM specializes in innovative, time-saving and convenience products, such as specialty slide-out storage trays, decks and electric stabilizer jacks for the changing needs of RVers, and we expect to expand our market share in the RV segment as a result."

Drew is pleased to have received notification recently from Institutional Shareholders Services, Inc. (ISS), a Rockville, Md.- based independent research firm that advises institutional investors, that Drew's corporate governance policies outranked 98.4 percent of all companies listed in the Russell 3000 Index.

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its second quarter earnings conference call on Thursday, July 24, 2003, at 11:00 a.m. Eastern time, at www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 58165607. A replay will also be available on Drew's website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew's products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, bath and shower units, and electric stabilizer jacks. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain statements, including the Company's plans and expectations regarding its operating strategies, products and costs, and its views of the prospects of the recreational vehicle and manufactured housing industries, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views, at the time such statements were made, with respect to the Company's future plans, objectives, events and financial results, such as revenues, expenses, income, earnings per share, capital expenditures, and other financial items. Forward-looking statements are not guarantees of future performance; they are subject to risks and uncertainties. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, raw material costs (particularly aluminum, vinyl, steel, glass, and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, interest rates, and adverse weather conditions impacting retail sales. In addition, general economic conditions and consumer confidence may affect the retail sale of recreational vehicles and


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manufactured homes.

                                      # # #


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                          DREW INDUSTRIES INCORPORATED
                                OPERATING RESULTS

                                                        Six Months Ended              Quarter Ended
                                                            June 30,                     June 30,                 Last
                                                     -----------------------       ---------------------         Twelve
(In thousands, except per share amounts)               2003           2002          2003          2002           Months
                                                     --------      ---------       -------      --------       ---------
Net sales                                            $170,237      $ 157,905       $89,410      $ 85,718       $ 337,763
Cost of sales                                         129,404        118,350        66,527        64,211         257,898
                                                     --------      ---------       -------      --------       ---------
   Gross profit                                        40,833         39,555        22,883        21,507          79,865
Selling, general and administrative expenses           25,299         24,068        13,298        12,922          50,605
                                                     --------      ---------       -------      --------       ---------
       Operating profit                                15,534         15,487         9,585         8,585          29,260
Interest expense, net                                   1,618          1,804           807           873           3,380
                                                     --------      ---------       -------      --------       ---------
       Income from continuing operations before
         income taxes and cumulative effect of
         change in accounting principle                13,916         13,683         8,778         7,712          25,880
Provision for income taxes                              5,443          5,227         3,433         2,905          10,099
                                                     --------      ---------       -------      --------       ---------
       Income from continuing operations before
         cumulative effect of change in
         accounting principle                           8,473          8,456         5,345         4,807          15,781
Discontinued operations (net of taxes)                    138           (157)           --           (40)             95
                                                     --------      ---------       -------      --------       ---------
       Income before cumulative effect of
         change in accounting principle                 8,611          8,299         5,345         4,767          15,876
Cumulative effect of change in accounting
   principle for goodwill (net of taxes)                   --        (30,080)           --            --             (82)
                                                     --------      ---------       -------      --------       ---------
Net income (loss)                                    $  8,611      $ (21,781)      $ 5,345      $  4,767       $  15,794
                                                     ========      =========       =======      ========       =========

Net income (loss) per common share:
       Income from continuing operations
         before cumulative effect of change
         in accounting principle:
              Basic                                  $    .85      $     .87       $   .53      $    .49       $    1.59
                                                     ========      =========       =======      ========       =========
              Diluted                                $    .83      $     .85       $   .52      $    .48       $    1.56
                                                     ========      =========       =======      ========       =========
       Discontinued operations, net of taxes:
              Basic                                  $    .01      $    (.01)      $    --      $     --       $     .01
                                                     ========      =========       =======      ========       =========
              Diluted                                $    .01      $    (.01)      $    --      $     --       $     .01
                                                     ========      =========       =======      ========       =========
       Cumulative effect of change in
         accounting principle for goodwill,
           net of taxes:
              Basic                                  $     --      $   (3.10)      $    --      $     --       $    (.01)
                                                     ========      =========       =======      ========       =========
Diluted                                              $     --      $   (3.03)      $    --      $     --       $    (.01)
                                                     ========      =========       =======      ========       =========
       Net income (loss)
              Basic                                  $    .86      $   (2.24)      $   .53      $    .49       $    1.59
                                                     ========      =========       =======      ========       =========
              Diluted                                $    .84      $   (2.19)      $   .52      $    .48       $    1.56
                                                     ========      =========       =======      ========       =========
Weighted average common shares outstanding:
     Basic                                             10,007          9,717        10,045         9,753           9,935
                                                     ========      =========       =======      ========       =========
     Diluted                                           10,215          9,924        10,249         9,987          10,154
                                                     ========      =========       =======      ========       =========

Depreciation and amortization                        $  3,923      $   3,470       $ 1,961      $  1,770       $   7,785
                                                     ========      =========       =======      ========       =========
Capital expenditures                                 $  2,840      $   5,143       $ 1,674      $  2,696       $   8,235
                                                     ========      =========       =======      ========       =========

                          DREW INDUSTRIES INCORPORATED
                                 SEGMENT RESULTS

                                              Six Months Ended June 30,     Three Months Ended June 30,
                                              -------------------------     ---------------------------
(In thousands)                                   2003            2002           2003           2002
                                              ---------       ---------       --------       --------
Net sales
   RV Segment                                 $ 105,714       $  78,814       $ 55,457       $ 44,106
   MH Segment                                    64,523          79,091         33,953         41,612
                                              ---------       ---------       --------       --------
         Total                                $ 170,237       $ 157,905       $ 89,410       $ 85,718
                                              =========       =========       ========       ========

Operating Profit
   RV Segment                                 $  11,416       $   7,638       $  6,886       $  4,056
   MH Segment                                     6,479           9,730          3,938          5,486
                                              ---------       ---------       --------       --------
         Total segments operating profit         17,895          17,368         10,824          9,542
Amortization of intangibles                        (375)           (359)          (182)          (182)
Corporate and other                              (1,986)         (1,522)        (1,057)          (775)
                                              ---------       ---------       --------       --------
         Operating profit                     $  15,534       $  15,487       $  9,585       $  8,585
                                              =========       =========       ========       ========

                            BALANCE SHEET INFORMATION

                                                                                     June 30,
                                                                              ----------------------
(In thousands, except per share amounts and ratios)                             2003          2002
                                                                              --------      --------
Current assets
   Cash and cash equivalents ...........................................      $  4,884      $  1,633
   Accounts receivable, trade, less allowances .........................        20,137        21,612
   Inventories .........................................................        31,825        30,729
   Prepaid expenses and other current assets ...........................         5,596         4,048
   Discontinued operations .............................................             6         3,253
                                                                              --------      --------
       Total current assets ............................................        62,448        61,275
Fixed assets, net ......................................................        73,154        72,392
Goodwill ...............................................................         7,043         5,972
Other intangible assets ................................................         4,417           881
Other assets ...........................................................         3,062         5,641
                                                                              --------      --------
       Total assets ....................................................      $150,124      $146,161
                                                                              ========      ========

Current liabilities
   Notes payable, including current maturities of long-term indebtedness      $ 10,003      $  9,639
   Accounts payable, accrued expenses and other current liabilities ....        28,961        33,300
   Discontinued operations .............................................           131         1,102
                                                                              --------      --------
       Total current liabilities .......................................        39,095        44,041
Long-term indebtedness .................................................        26,759        40,633
Other long-term liabilities ............................................         3,245           260
                                                                              --------      --------
       Total liabilities ...............................................        69,099        84,934
       Total stockholders' equity ......................................        81,025        61,227
                                                                              --------      --------
       Total liabilities and stockholders' equity ......................      $150,124      $146,161
                                                                              ========      ========

Current ratio ..........................................................           1.6           1.4
Total indebtedness to stockholders' equity .............................           0.5           0.8